Filed Pursuant to Rule 424(b)(3)
Registration No. 333-255100

PROSPECTUS SUPPLEMENT NO. 13
(TO PROSPECTUS DATED MAY 27, 2022)

7,620,000
Units consisting of
Common Shares or
Pre-Funded Warrants to Purchase Common Shares and
Class A Warrants to Purchase Common Shares

Performance Shipping Inc.

This is a supplement (“Prospectus Supplement”) to the prospectus, dated May 27, 2022 (“Prospectus”) of Performance Shipping Inc. (the “Company”), which forms a part of the Company’s Registration Statement on Form F-1 (Registration No. 333-255100).

On October 21, 2022, the Company filed a Current Report on Form 6-K with the U.S. Securities and Exchange Commission (the “Commission”) as set forth below.

This Prospectus Supplement should be read in conjunction with, and delivered with, the Prospectus and is qualified by reference to the Prospectus except to the extent that the information in this Prospectus Supplement supersedes the information contained in the Prospectus.

This Prospectus Supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus, including any amendments or supplements to it.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 6 of the Prospectus for a discussion of information that should be considered in connection with an investment in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is October 21, 2022.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 6-K

REPORT OF FOREIGN PRIVATE ISSUER PURSUANT TO RULE 13a-16 OR
15d-16 UNDER THE SECURITIES EXCHANGE ACT OF 1934

For the month of October 2022

Commission File Number: 001-35025

PERFORMANCE SHIPPING INC.
(Translation of registrant's name into English)

373 Syngrou Avenue
175 64 Palaio Faliro
Athens, Greece
(Address of principal executive office)

Indicate by check mark whether the registrant files or will file annual reports under cover of Form 20-F or Form 40-F:

Form 20-F ☒ Form 40-F ☐

Indicate by check mark if the registrant is submitting the Form 6-K in paper as permitted by Regulation S-T Rule 101(b)(1): ___

Note: Regulation S-T Rule 101(b)(1) only permits the submission in paper of a Form 6-K if submitted solely to provide an attached annual report to security holders.

Indicate by check mark if the registrant is submitting the Form 6-K in paper as permitted by Regulation S-T Rule 101(b)7: ___

Note: Regulation S-T Rule 101(b)(7) only permits the submission in paper of a Form 6-K if submitted to furnish a report or other document that the registrant foreign private issuer must furnish and make public under the laws of the jurisdiction in which the registrant is incorporated, domiciled or legally organized (the registrant's "home country"), or under the rules of the home country exchange on which the registrant's securities are traded, as long as the report or other document is not a press release, is not required to be and has not been distributed to the registrant's security holders, and, if discussing a material event, has already been the subject of a Form 6-K submission or other Commission filing on EDGAR.

INFORMATION CONTAINED IN THIS REPORT ON FORM 6-K

Stock Purchase Agreement

On October 17, 2022, Performance Shipping Inc., a Marshall Islands corporation (“we”, “us”, “our”, or the “Company”) entered into a stock purchase agreement (the “SPA”) with Mango Shipping Corp. (“Mango”) pursuant to which we agreed to issue to Mango in a private placement 1,314,792 Series C Convertible Cumulative Redeemable Perpetual Preferred Stock, par value $0.01 per share (the “Series C Preferred Shares”) in exchange for (i) all 657,396 Series B Convertible Cumulative Perpetual Preferred Shares (the “Series B Preferred Shares”) held by Mango and (ii) the agreement by Mango to apply $4,930,470 (an amount equal to the aggregate cash conversion price payable upon conversion of such Series B Preferred Shares into Series C Preferred Shares pursuant to their terms) as a prepayment by us of an unsecured credit facility agreement dated March 2, 2022 and made between us as borrower and Mango as lender, maturing in March 2023 and bearing interest at 9.0% per annum. We subsequently repaid the remaining amounts due and terminated the credit facility with Mango.  The transaction was approved by a special independent committee of our Board of Directors (the “Board”).

Series C Preferred Shares

On October 17, 2022 (the “Original Issuance Date”), we filed a Certificate of Designation (the “Certificate of Designation”) with the Registrar of Corporations of the Republic of the Marshall Islands pursuant to which we established our newly designated Series C Preferred Shares. The authorized number of Series C Preferred Shares is 1,587,314, of which 1,314,792 Series C Preferred Shares have been issued pursuant to the SPA as described above.

The following description of the terms of the Series C Preferred Shares is a summary and does not purport to be complete and is qualified by reference to the Certificate of Designation attached hereto as Exhibit 99.2.

Voting.  Each holder of Series C Preferred Shares is entitled to a number of votes equal to the number of Common Shares into which such holder’s Series C Preferred Shares would then be convertible (notwithstanding the requirement that the Series C Preferred Shares are convertible only after six months following the Original Issuance Date), multiplied by 10. Except as set forth in the Certificate of Designation with respect to certain matters requiring the majority vote of the Series C Preferred Shares or as required by law, the holders of Series C Preferred Shares shall vote together as one class with the holders of Common Shares on all matters submitted to a vote of our shareholders.

Redemption.  The Series C Preferred Shares are redeemable. The Company has the right at any time, on or after the date that is the date immediately following the 15-month anniversary of the Original Issuance Date, to redeem, at its option, in whole or in part, the Series C Preferred Shares, provided that on the date of any Series C redemption notice, except with respect to any redemption for cash, less than 25% of the authorized number of Series C Preferred Shares are outstanding. The redemption price per Series C Preferred Shares shall be equal to $25.00 plus any accumulated and unpaid dividends thereon to and including the date of redemption, payable in cash or, at the Company’s election, Common Shares valued at the volume-weighted average price of the Common Shares for the 10 trading days prior to the date of redemption. The Company may undertake multiple partial redemptions.

Liquidation Preference. Upon any liquidation, dissolution or winding up of the Company, either voluntary or involuntary, the Series C Preferred Shares will rank (i) senior to (a) common stock and (b) all Junior Securities (as such terms is defined in the Certificate of Designation), (ii) pari passu with the Parity Securities (as such term is defined in the Certificate of Designation), including the Series B Preferred Shares, and (iii) junior to Senior Securities (as such term is defined in the Certificate of Designation). The Series C Preferred Shares shall be entitled to receive a payment equal to $25, plus the amount of any accumulated and unpaid dividends thereon (whether or not such dividends shall have been declared) per Series C Preferred Share, in cash, concurrently with any distribution made to the holders of parity securities and before ay distribution shall be made to the holders of common shares or any other junior securities. The Series C Preferred Shares holder has no other rights to distributions upon any liquidation, dissolution or winding up of the Company.

Conversion. The Series C Preferred Shares are convertible into common shares (i) at the option of the holder: in whole or in part, at any time on or after the date that is the date immediately following the six-month anniversary of the Original Issuance Date (the “Series C Conversion Period”) at a rate equal to the Series C liquidation preference, plus the amount of any accrued and unpaid dividends thereon to and including the date of conversion, divided by a conversion price of $0.50, subject to adjustment from time to time, or (ii) mandatorily: on any date within the Series C Conversion Period on which less than 25% of the authorized number of Series C Preferred Shares are outstanding and the volume-weighted average price of the common shares for the 10 trading days preceding such date exceeds 130% of the conversion price in effect on such date, the Company may elect that all or a portion of the outstanding Series C Preferred Shares shall mandatorily convert into common shares at a rate equal to the Series C liquidation preference, plus the amount of any accrued and unpaid dividends thereon to and including such date, divided by the conversion price.  The conversion price is subject to adjustment for any stock splits, reverse stock splits or stock dividends, and shall also be adjusted to the lowest price of issuance of common stock by the Company for any registered offering following the Original Issuance Date, provided that such adjusted conversion price shall not be less than $0.50.

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Dividends. Dividends on each Series C Preferred Share (the “Series C Dividends”) shall be cumulative and shall accrue at a rate equal to 5.00% per annum of the Series C liquidation preference per Series C Preferred Share from the dividend payment date immediately preceding issuance.  When and if declared, the dividend payment dates for the Series C Preferred Shares shall be each June 15, September 15, December 15 and March 15.

Risk Factors
The following should be read in conjunction with the risk factors previously disclosed in our Annual Report on Form 20-F for the fiscal year ended December 31, 2021 (the “Annual Report”).

Aliki Paliou, the Chairperson of the Board, controls a significant percentage of voting power over matters on which our shareholders are entitled to vote, and accordingly, may exert considerable influence over us and may have interests that are different from the interests of our other shareholders.

Aliki Paliou may be deemed to beneficially own 1,314,792 Series C Preferred Shares, and through the beneficial ownership of such Series C Preferred Shares controls approximately 91.6% of the vote over any matter submitted to a vote of our shareholders.  The Series C Preferred Shares bear superior voting rights to our common shares and are entitled to vote on all matters on which our shareholders are entitled to vote, and further are convertible into our common shares under certain conditions. The superior voting rights of our Series C Preferred Shares may limit our common shareholders’ ability to influence corporate matters. The interests of the holders of the Series C Preferred Shares may conflict with the interests of our common shareholders, and as a result, the holders of our capital stock may approve actions that our common shareholders do not view as beneficial. Any such conflicts of interest could adversely affect our business, financial condition and results of operations, and the trading price of our common shares. For additional information regarding the terms of our issued and outstanding Series B Preferred Shares, our issued and outstanding Series C Preferred Shares and the Series C Preferred Shares, which may be issued pursuant to the terms of our Series B Preferred Shares, please see “Item 10. Additional Information—B. Memorandum and Articles of Association” of our Annual Report and the Certificate of Designation attached hereto as Exhibit 99.2.

Future sales of our common stock, including through the exercise of conversion rights under our outstanding convertible preferred shares, could cause the market price of our common stock to decline.

Our amended and restated articles of incorporation authorize us to issue up to 500,000,000 shares of common stock, of which 60,728,363 shares were issued and outstanding as of the date of this Report on Form 6-K (this “Report”).

As of the date of this Report, 136,261 of our Series B Preferred Shares and 1,314,792 of our Series C Preferred Shares are currently issued and outstanding. Each Series B Preferred Share is convertible, subject to payment of a conversion price of $7.50 per Series B Preferred Share converted, into two Series C Preferred Shares, with a liquidation preference of $25.00 per share, during the conversion period for the Series B Preferred Shares, which will begin no earlier than February 3, 2023. Each Series C Preferred Share will be convertible, at the option of the holder at any time and from time to time after six months from the date of original issuance of such Series C Preferred Share, into a number of common shares at a rate equal to the Series C liquidation preference, plus the amount of any accrued and unpaid dividends thereon to and including the conversion date, divided by $0.50. For additional information regarding the terms of our issued and outstanding Series B Preferred Shares, our issued and outstanding Series C Preferred Shares and the Series C Preferred Shares which may be issued pursuant to the terms of our Series B Preferred Shares, please see “Item 10. Additional Information—B. Memorandum and Articles of Association” of our Annual Report and the Certificate of Designation attached hereto as Exhibit 99.2.

3

We may offer and sell our common stock or securities convertible into our common stock from time to time, through one or more methods of distribution, subject to market conditions and our capital needs. The market price of our common stock could decline from its current levels due to sales of a large number of shares in the market, including sales of shares by our large shareholders, our issuance of additional shares, or securities convertible into our common stock or the perception that these sales could occur. These sales could also make it more difficult or impossible for us to sell equity securities in the future at a time and price that we deem appropriate to raise funds through future offerings of shares of our common stock. The issuance of such additional shares of common stock would also result in the dilution of the ownership interests of our existing shareholders.

Our Series B Preferred Shares are convertible under certain circumstances into preferred shares with superior voting rights, which may limit the ability of our common shareholders to control or influence corporate matters, and the interests of the holders of such shares could conflict with the interests of common shareholders.

As of the date of this Report, 136,261 of our Series B Preferred Shares are currently issued and outstanding. Each Series B Preferred Share is convertible, subject to payment of a conversion price of $7.50 per Series B Preferred Share converted, into two Series C Preferred Shares during the conversion period for the Series B Preferred Shares, which will begin no earlier than February 3, 2023. Upon such conversion and issuance, our Series C Preferred Shares will bear superior voting rights to our common shares and will be entitled to vote on all matters on which our shareholders are entitled to vote, and are further convertible into our common shares under certain conditions. Assuming all issued and outstanding Series B Preferred Shares are converted into Series C Preferred Shares (and assuming no other changes to our capitalization and no adjustments to the conversion price of the Series C Preferred Shares), holders of our Series C Preferred Shares will control the vote over any matter submitted to a vote of our shareholders. The superior voting rights of our Series C Preferred Shares may limit our common shareholders’ ability to influence corporate matters. The interests of the holders of the Series C Preferred Shares may conflict with the interests of our common shareholders, and as a result, the holders of our capital stock may approve actions that our common shareholders do not view as beneficial. Any such conflicts of interest could adversely affect our business, financial condition and results of operations, and the trading price of our common shares. For additional information regarding the terms of our issued and outstanding Series B Preferred Shares and the Series C Preferred Shares which may be issued pursuant to the terms of our Series B Preferred Shares, please see “Item 10. Additional Information—B. Memorandum and Articles of Association” of our Annual Report and the Certificate of Designation attached hereto as Exhibit 99.2.

Update on Outstanding Capital Stock

As of the date of this Form 6-K, the Company’s outstanding capital stock consists of 60,728,363 issued and outstanding common shares, 136,261 Series B Preferred Shares and 1,314,792 Series C Preferred Shares.

Special Meeting of Shareholders

Attached to this Report as Exhibit 99.4 is the Notice of Special Meeting of Shareholders and Proxy Statement of the Company, which was mailed to shareholders of the Company on or around October 21, 2022.

Attached to this Report as Exhibit 99.5 is the Proxy Card of the Company, which was mailed to shareholders of the Company on or around October 21, 2022.

Forward-Looking Statements
Matters discussed in this report may constitute forward-looking statements. The Private Securities Litigation Reform Act of 1995 provides safe harbor protections for forward-looking statements in order to encourage companies to provide prospective information about their business. Forward-looking statements include, but are not limited to, statements concerning plans, objectives, goals, strategies, future events or performance, and underlying assumptions and other statements, which are other than statements of historical facts, including with respect to the delivery of the vessels we have agreed to acquire.

4

The words “believe,” “anticipate,” “intends,” “estimate,” “forecast,” “project,” “plan,” “potential,” “will,” “may,” “should,” “expect,” “targets,” “likely,” “would,” “could,” “seeks,” “continue,” “possible,” “might,” “pending” and similar expressions, terms or phrases may identify forward-looking statements.

The forward-looking statements in this report are based upon various assumptions, many of which are based, in turn, upon further assumptions, including, without limitation, our management’s examination of historical operating trends, data contained in our records and other data available from third parties. Although we believe that these assumptions were reasonable when made, because these assumptions are inherently subject to significant uncertainties and contingencies which are difficult or impossible to predict and are beyond our control, we cannot assure you that we will achieve or accomplish these expectations, beliefs, or projections.

In addition to these important factors, other important factors that, in our view, could cause actual results to differ materially from those discussed in the forward-looking statements include, but are not limited to: the strength of world economies, fluctuations in currencies and interest rates, general market conditions, including fluctuations in charter rates and vessel values, changes in demand in the tanker shipping industry, changes in the supply of vessels, changes in worldwide oil production and consumption and storage, changes in our operating expenses, including bunker prices, crew costs, drydocking and insurance costs, our future operating or financial results, availability of financing and refinancing including with respect to the vessels we have agreed to acquire, changes in governmental rules and regulations or actions taken by regulatory authorities, potential liability from pending or future litigation, general domestic and international political conditions, the length and severity of epidemics and pandemics, including the ongoing outbreak of the novel coronavirus (COVID-19) and its impact on the demand for seaborne transportation of petroleum and other types of products, changes in governmental rules and regulations or actions taken by regulatory authorities, potential liability from pending or future litigation, general domestic and international political conditions or events, including “trade wars”, armed conflicts including the war in Ukraine, the imposition of new international sanctions, acts by terrorists or acts of piracy on ocean-going vessels, potential disruption of shipping routes due to accidents, labor disputes or political events, vessel breakdowns and instances of off-hires and other important factors. Please see our filings with the U.S. Securities and Exchange Commission for a more complete discussion of these and other risks and uncertainties.

EXHIBIT INDEX

99.1	Press release dated October 21, 2022 entitled “Performance Shipping Inc. Announces Restructuring of Related-Party Debt and Date of Special Meeting of Shareholders”

99.2	Certificate of Designation of Series C Preferred Shares dated October 17, 2022

99.3	Stock Purchase Agreement dated October 17, 2022

99.4	Notice of Special Meeting of Shareholders and Proxy Statement

99.5	Proxy Card

The information contained in this Report on Form 6-K is hereby incorporated by reference into the Company's registration statement on Form F-3 (File No. 333-197740), filed with the U.S. Securities and Exchange Commission (the “SEC”) with an effective date of August 13, 2014, and the Company’s registration statement on Form F-3 (File No. 333-237637), filed with the SEC with an effective date of April 23, 2020.

5

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Date:  October 21, 2022

PERFORMANCE SHIPPING INC.

By:	/s/ Andreas Michalopoulos
Name:	Andreas Michalopoulos
Title:	Chief Executive Officer

6

Exhibit 99.1

Corporate Contact:
Andreas Michalopoulos
Chief Executive Officer, Director and Secretary
Telephone: +30-216-600-2400
Email: amichalopoulos@pshipping.com
Website: www.pshipping.com
For Immediate Release
Investor and Media Relations:
Edward Nebb
Comm-Counsellors, LLC
Telephone: + 1-203-972-8350
Email: enebb@optonline.net

PERFORMANCE SHIPPING INC. ANNOUNCES
RESTRUCTURING OF RELATED-PARTY DEBT AND
DATE OF SPECIAL MEETING OF SHAREHOLDERS

ATHENS, GREECE, October 21, 2022 – Performance Shipping Inc. (NASDAQ: PSHG), (“we” or the “Company”), a global shipping company specializing in the ownership of tanker vessels, today announced that it has completed a restructuring of the debt held by Mango Shipping Corp. (“Mango Shipping”), an affiliate of Aliki Paliou, the Company’s Chairperson. In the transaction, the Company issued Series C Preferred Shares in a private placement in exchange for all outstanding Series B Preferred Shares held by Mango Shipping and the forgiveness of principal in the amount of approximately $4.9 million under its $5.0 million unsecured credit facility with Mango Shipping maturing in March 2023 and bearing interest at 9.0% per annum. The Company subsequently repaid the remaining amounts due and terminated the credit facility with Mango Shipping. The restructuring of the debt and the private placement was approved by a special committee of the Company’s independent directors. Except with respect to the timing of the transaction, the transaction terms, including the reduction of principal under the unsecured credit facility, are the same as the terms on which Mango Shipping was expected to convert its Series B Preferred Shares into Series C Preferred Shares in February 2023, pursuant to its conversion right under the Series B Preferred Shares and the terms of the existing unsecured credit facility.

According to the terms of the existing Series B Preferred Shares, during a 30-day conversion period expected to commence in February 2023, each Series B Preferred Share is convertible into two Series C Preferred Shares upon payment of a conversion price of $7.50 per Series B Preferred Share converted. The amount of principal forgiven under the Mango Shipping credit facility was equal to the aggregate conversion price of the number of Series B Preferred Shares exchanged in the private placement by Mango Shipping for twice such number of newly-issued Series C Preferred Shares. Certain terms of the newly-issued Series C Preferred Shares, including with respect to dividends, conversion into common shares beginning in April 2023, and voting rights on all matters submitted to a vote of our common shareholders, are set forth in the Series B Preferred Shares and previously disclosed in the Company’s filings with the Securities and Exchange Commission. See the Company’s most recent Annual Report on Form 20-F and Form 6-K filed on the date hereof for a complete description of the terms of the Series C Preferred Shares.

Subsequent to the transaction with Mango Shipping, the Company’s Board of Directors declared a record date of October 17, 2022 for a special meeting of shareholders to be held on November 7, 2022.

Andreas Michalopoulos, the Company’s Chief Executive Officer, stated:

“As previously disclosed, Mango Shipping had expressed its intention to convert its Series B Preferred Shares into Series C Preferred Shares during the 30-day conversion period expected to commence in February 2023. The earlier exchange of Series B for Series C Preferred Shares on the same terms and upon payment of the same conversion price merely brings forward the effect of this conversion. The remaining holders of Series B Preferred Shares will be able to convert their Series B Preferred Shares into Series C Preferred Shares with the same terms during the 30-day conversion period expected to commence in February 2023. Executing this transaction now has allowed us to retire the $5 million credit facility with a near-term maturity with minimal cash expense and also benefits the Company by helping to establish a quorum at our upcoming special meeting of shareholders without delay. The only item on the meeting’s agenda is to permit our Board of Directors to approve reverse stock splits when the Board deems it necessary, which may include a reverse stock split to enable the Company to maintain compliance with Nasdaq’s minimum bid price requirement, for which we previously received a notice of deficiency from Nasdaq. We are committed to maintaining our Nasdaq listing for the benefit of our shareholders and ensuring that the shareholders meeting does not need to be adjourned or postponed due to lack of a quorum is very important to the Company, especially given recent volatility in the markets.”

About the Company

Performance Shipping Inc. is a global provider of shipping transportation services through its ownership of tanker vessels. The Company’s current fleet is employed on spot voyages, through pool arrangements and on time charters.

Cautionary Statement Regarding Forward-Looking Statements

Matters discussed in this press release may constitute forward-looking statements. The Private Securities Litigation Reform Act of 1995 provides safe harbor protections for forward-looking statements in order to encourage companies to provide prospective information about their business. Forward-looking statements include, but are not limited to, statements concerning plans, objectives, goals, strategies, future events or performance, and underlying assumptions and other statements, which are other than statements of historical facts, including with respect to the delivery of the vessels we have agreed to acquire.

The words “believe,” “anticipate,” “intends,” “estimate,” “forecast,” “project,” “plan,” “potential,” “will,” “may,” “should,” “expect,” “targets,” “likely,” “would,” “could,” “seeks,” “continue,” “possible,” “might,” “pending” and similar expressions, terms or phrases may identify forward-looking statements.

The forward-looking statements in this press release are based upon various assumptions, many of which are based, in turn, upon further assumptions, including, without limitation, our management’s examination of historical operating trends, data contained in our records and other data available from third parties. Although we believe that these assumptions were reasonable when made, because these assumptions are inherently subject to significant uncertainties and contingencies which are difficult or impossible to predict and are beyond our control, we cannot assure you that we will achieve or accomplish these expectations, beliefs, or projections.

In addition to these important factors, other important factors that, in our view, could cause actual results to differ materially from those discussed in the forward-looking statements include, but are not limited to: the strength of world economies, fluctuations in currencies and interest rates, general market conditions, including fluctuations in charter rates and vessel values, changes in demand in the tanker shipping industry, changes in the supply of vessels, changes in worldwide oil production and consumption and storage, changes in our operating expenses, including bunker prices, crew costs, drydocking and insurance costs, our future operating or financial results, availability of financing and refinancing including with respect to the vessels we have agreed to acquire, changes in governmental rules and regulations or actions taken by regulatory authorities, potential liability from pending or future litigation, general domestic and international political conditions, the length and severity of epidemics and pandemics, including the ongoing outbreak of the novel coronavirus (COVID-19) and its impact on the demand for seaborne transportation of petroleum and other types of products, changes in governmental rules and regulations or actions taken by regulatory authorities, potential liability from pending or future litigation, general domestic and international political conditions or events, including “trade wars”, armed conflicts including the war in Ukraine, the imposition of new international sanctions, acts by terrorists or acts of piracy on ocean-going vessels, potential disruption of shipping routes due to accidents, labor disputes or political events, vessel breakdowns and instances of off-hires and other important factors. Please see our filings with the U.S. Securities and Exchange Commission for a more complete discussion of these and other risks and uncertainties.

Exhibit 99.2

CERTIFICATE OF DESIGNATION, PREFERENCES AND RIGHTS OF
SERIES C CONVERTIBLE CUMULATIVE REDEEMABLE PERPETUAL PREFERRED STOCK
OF
PERFORMANCE SHIPPING INC.

The undersigned, Mr. Andreas Michalopoulos, does hereby certify:

1.           That he is the duly elected and acting Chief Executive Officer of Performance Shipping Inc., a Marshall Islands corporation (the “Company”);

2.               That, pursuant to the authority conferred by the Company’s Amended and Restated Articles of Incorporation, as amended (the “Articles of Incorporation”), the Company’s Board of Directors (the “Board of Directors”), by written consent of said Board of Directors on October 17, 2022 (the “Resolutions”), established a series of preferred shares of the Company designated as “Series C Convertible Cumulative Redeemable Perpetual Preferred Stock” (the “Series C Preferred Shares”); and

3.            That, pursuant to and in accordance with the Resolutions, the designation, preferences and rights of the Series C Preferred Stock are hereby fixed as follows:

Section 1. Designation and Amount.

The shares of such series of preferred stock created hereby shall be designated the “Series C Convertible Cumulative Redeemable Perpetual Preferred Stock”, par value $0.01 per share. The authorized number of Series C Preferred Shares shall initially be 1,587,314, which number the Board of Directors may from time to time increase or decrease (but not below the number then outstanding). Series C Preferred Shares that are repurchased, converted or otherwise acquired by the Company shall be canceled and shall revert to the status of authorized but unissued preferred shares of the Company, undesignated as to series.

Section 2. Liquidation.

(a)            Upon the occurrence of any Liquidation Event, holders of Series C Preferred Shares shall be entitled to receive out of the assets of the Company or proceeds thereof legally available for distribution to stockholders of the Company, (i) after satisfaction of all liabilities, if any, to creditors of the Company, (ii) after all applicable distributions of such assets or proceeds being made to or set aside for the holders of any Senior Securities then outstanding in respect of such Liquidation Event, (iii) concurrently with any applicable distributions of such assets or proceeds being made to or set aside for holders of any Parity Securities then outstanding in respect of such Liquidation Event and (iv) before any distribution of such assets or proceeds is made to or set aside for the holders of Common Stock and any other classes or series of Junior Securities as to such distribution, a liquidating distribution or payment in full redemption of such Series C Preferred Shares in an amount equal to $25.00, plus the amount of any accumulated and unpaid dividends thereon (whether or not such dividends have been declared) (the “Series C Liquidation Preference”).

For purposes of clarity, upon the occurrence of any Liquidation Event, (x) the holders of then outstanding Senior Securities shall be entitled to receive the applicable Liquidation Preference, plus the amount of any accumulated and unpaid dividends thereon (whether or not such dividends shall have been declared), on such Senior Securities before any distribution shall be made to the holders of Series C Preferred Shares or any Parity Securities and (y) the holders of Series C Preferred Shares shall be entitled to the Series C Liquidation Preference, plus the amount of any accumulated and unpaid dividends thereon (whether or not such dividends shall have been declared), per Series C Preferred Share, in cash, concurrently with any distribution made to the holders of Parity Securities and before any distribution shall be made to the holders of Common Stock or any other Junior Securities. Holders of Series C Preferred Shares shall not be entitled to any other amounts from the Company, in their capacity as holders of Series C Preferred Shares, after they have received the Series C Liquidation Preference, plus the amount of any accumulated and unpaid dividends thereon (whether or not such dividends shall have been declared). The payment of the Series C Liquidation Preference shall be a payment in redemption of the Series C Preferred Shares such that, from and after payment of the full Series C Liquidation Preference, plus the amount of any accumulated and unpaid dividends thereon (whether or not such dividends shall have been declared), any such Series C Preferred Shares shall thereafter be canceled and no longer be outstanding.

(b)           In the event of any distribution or payment described in Section 2(a) above where the Company’s assets available for distribution to holders of the outstanding Series C Preferred Shares and any Parity Securities are insufficient to satisfy the applicable Liquidation Preference, plus the amount of any accumulated and unpaid dividends thereon (whether or not such dividends shall have been declared), for such Series C Preferred Shares and Parity Securities, the Company’s then remaining assets or proceeds thereof legally available for distribution to shareholders of the Company shall be distributed among the holders of outstanding Series C Preferred Shares and such Parity Securities, as applicable, ratably on the basis of their relative aggregate Liquidation Preferences, plus the amount of any accumulated and unpaid dividends thereon (whether or not such dividends shall have been declared).

(c)             After payment of the applicable Liquidation Preference, plus the amount of any accumulated and unpaid dividends thereon (whether or not such dividends shall have been declared) to the holders of the outstanding Series C Preferred Shares and any Parity Securities, the Company’s remaining assets and funds shall be distributed among the holders of the Common Stock and any other Junior Securities then outstanding according to their respective rights and preferences.

Section 3. Dividends.

(a)            Dividends on each Series C Preferred Share (the “Series C Dividends”) shall be cumulative and shall accrue at the Series C Dividend Rate from and including the latest date preceding the issuance date of such Series C Preferred Share up to which full cumulative Series C Dividends have been paid or declared and set aside for payment (or, if no Series C Dividends have been paid, the Dividend Payment Date immediately preceding the issuance date of such Series C Preferred Share) to, but excluding, the next Dividend Payment Date (or earlier redemption date) (such period and each subsequent period from and including a Dividend Payment Date to, but excluding, the next Dividend Payment Date or earlier redemption date, a “Dividend Period”), whether or not such Series C Dividends shall have been declared and whether or not there are profits, surplus, or other funds legally available for the payment of dividends.

(b)            When, as, and if declared by the Board of Directors, the Series C Dividends shall be payable quarterly in arrears on each of March 15, June 15, September 15 and December 15 of each year, commencing on December 15, 2022 (each such date, a “Dividend Payment Date,”) provided that if any such Dividend Payment Date is a day that is not a Business Day, the dividend with respect to such Dividend Payment Date shall instead be payable on the immediately succeeding Business Day, without interest or other payment in respect of such delayed payment. Series C Dividends that are payable on any Dividend Payment Date will be payable to holders of record of Series C Preferred Shares as they appear on the stock register of the Company on the applicable record date, which shall be the 5th Business Day before such Dividend Payment Date or such other record date fixed by the Board of Directors that is not more than 60 days prior to such Dividend Payment Date (each, a “Dividend Record Date”). Any such day that is a Dividend Record Date shall be a Dividend Record Date whether or not such day is a Business Day. Series C Dividends shall be computed based on a 360-day year consisting of twelve 30-day months.

(c)            Series C Dividends shall be paid in cash, or at the Company’s election, shares of Common Stock valued at the volume-weighted average price of the Common Stock for the 10 trading days prior to the Dividend Payment Date.

(d)            Not later than 5:00 p.m., New York City time, on each Dividend Payment Date, the Company shall pay those Series C Dividends, if any, that shall have been declared by the Board of Directors to the Paying Agent or, if there is no Paying Agent at the relevant time, to the holders of Series C Preferred Shares as such holders’ names appear on the Company’s share transfer books maintained by the Company’s registrar and transfer agent on the Dividend Record Date.

(e)            No dividend shall be declared or paid or set apart for payment on any Junior Securities (other than a dividend payable solely in Junior Securities) unless full cumulative Series C Dividends have been or contemporaneously are being paid or declared and set aside for payment on all outstanding Series C Preferred Shares and any Parity Securities through the most recent respective Dividend Payment Dates.

(f)            Accumulated Series C Dividends in arrears for any past Dividend Period may be declared by the Board of Directors and paid on any date fixed by the Board of Directors, whether or not a Dividend Payment Date, to holders on the record date for such payment, which may not be more than 60 days before such payment date. Subject to the next succeeding sentence, if all accumulated Series C Dividends in arrears on all outstanding Series C Preferred Shares and any Parity Securities shall not have been declared and paid, or if sufficient funds for the payment thereof shall not have been declared and set apart, payment of accumulated dividends in arrears on the Series C Preferred Shares and any such Parity Securities shall be made in order of their respective dividend payment dates, commencing with the oldest. If less than all dividends payable with respect to all holders of Series C Preferred Shares and any Parity Securities are paid, any partial payment shall be made pro rata with respect to the Series C Preferred Shares and any Parity Securities entitled to a dividend payment at such time in proportion to the aggregate dividend amounts remaining due in respect of such shares at such time. Holders of Series C Preferred Shares shall not be entitled to any dividend, whether payable in cash, property or shares, in excess of full cumulative Series C Dividends. No interest or sum of money in lieu of interest shall be payable in respect of any dividend payment which may be in arrears on the Series C Preferred Shares. Declared Series C Dividends shall be paid to the Paying Agent in same-day funds on each Dividend Payment Date. The Paying Agent shall be responsible for holding or disbursing such payments to the holders of Series C Preferred Shares in accordance with the instructions of such holders of Series C Preferred Shares. In certain circumstances, dividends may be paid by check mailed to the registered address of the holder of Series C Preferred Shares, unless, in any particular case, the Company elects to pay by wire transfer.

Section 4. Voting Rights.

(a)            Each holder of Series C Preferred Shares shall be entitled to a number of votes equal to the number of shares of Common Stock into which such holder’s Series C Preferred Shares are then convertible pursuant to Section 5(a) (or would be convertible but for the Series C Conversion Period) multiplied by 10.  Except as otherwise provided herein or by law, the holders of Series C Preferred Shares and the holders of shares of Common Stock shall vote together as one class on all matters submitted to a vote of stockholders of the Company.

(b)         Without the prior written consent of holders of not less than a majority of the then outstanding Series C Preferred Shares, voting separately as a class, the Company shall not take any action described below:

(1)         create any additional class or series of capital stock (or any security convertible into or exercisable for any class or series of capital stock ) that ranks superior to or in parity with the Series C Preferred Shares in rights, preferences, or privileges (including with respect to dividends, liquidation, redemption, or voting);

(2)         increase or decrease the number of authorized shares of any series of preferred stock or authorize the issuance of or issue any shares of preferred stock (except for the Series B Preferred Stock and the Series C Preferred Stock);

(3)        amend, alter, modify, or repeal the Articles of Incorporation or the Bylaws of the Company, or amend the organizational documents of any subsidiary;

(4)         issue, or permit any subsidiary to issue, any indebtedness that by its terms restricts the Company’s ability to pay the stated dividend on the Series C Preferred Stock (or amend any existing indebtedness to do so);

(5)           declare bankruptcy, dissolve, liquidate, or wind up the affairs of the Company or any subsidiary of the Company;

(6)           effect, or enter into any agreement to effect, a change of control or sale of all or substantially all of the Company’s consolidated assets;

(7)           modify or change the nature of the Company’s or any subsidiary’s business; or

(8)         enter into, or become subject to, any agreement or instrument or other obligation which by its terms restricts the Company’s ability to perform its obligations under the Series C Preferred Stock, including the ability of the Company to pay dividends or make any required liquidation payment.

Section 5. Conversion Rights.

The holders of the Series C Preferred Shares shall have the following rights with respect to the conversion of such Series C Preferred Shares into shares of Common Stock (the “Conversion Rights”):

(a)             Optional Conversion Right of the Holders. Subject to the terms and conditions of this Section 5 (including the conversion procedures set forth below), at any time and from time to time on or after the date that is the date immediately following the six-month anniversary of the Original Issuance Date (the “Series C Conversion Period”), each holder of Series C Preferred Shares may elect to convert, in whole or in part, its Series C Preferred Shares into shares of Common Stock (the “Optional Conversion Right”) at a rate equal to the Series C Liquidation Preference, plus the amount of any accrued and unpaid dividends thereon to and including the Optional Conversion Date, divided by a conversion price of $0.50, subject to adjustment from time to time in accordance with Section 5(c) hereof (the “Conversion Price”).

(b)             Mandatory Conversion.  On any date within the Series C Conversion Period on which less than 25% of the authorized number of Series C Preferred Shares are outstanding and the volume-weighted average price of the Common Stock for the 10 trading days preceding such date exceeds 130% of the Conversion Price in effect on such date, the Company may elect that all or a portion of the outstanding Series C Preferred Shares shall mandatorily convert into shares of Common Stock at a rate equal to the Series C Liquidation Preference, plus the amount of any accrued and unpaid dividends thereon to and including such date, divided by the Conversion Price (a “Mandatory Conversion”). Such Series C Preferred Shares subject to Mandatory Conversion shall be deemed to have been converted immediately prior to the close of business on the date of such Mandatory Conversion.

If the Company elects that less than all of the outstanding Series C Preferred Shares shall be subject to a Mandatory Conversion, the number of shares to be converted shall be determined by the Company, and such Series C Preferred Shares shall be selected for conversion as follows: (i) in accordance with applicable rules and procedures of DTC and any relevant securities exchange; or (ii) if there are no such requirements of DTC or any relevant securities exchange, on a pro rata basis, in each case, with adjustments to avoid redemption of fractional shares. The Series C Preferred Shares not so converted shall remain outstanding and entitled to all the rights and preferences provided in this Certificate of Designation.

As promptly as practicable on or after the date of such Mandatory Conversion, the Company shall issue and shall deliver a certificate or certificates for the number of full shares of Common Stock issuable upon conversion or such shares shall be issued in book-entry form and deposited at an account in the name of the holder of record maintained at the Company’s transfer agent.

(c)             Adjustments to Conversion Price. The Conversion Price shall be subject to adjustment from time to time as follows:

(1)          Upon Capital Reorganization or Reclassification. If the shares of Common Stock issuable upon the conversion of the Series C Preferred Shares shall be changed into the same or different number of shares of any class or classes of stock, whether by capital reorganization, reclassification or otherwise (other than a reorganization, merger, or consolidation or sale provided for elsewhere in this Section 5(c), then and in each such event the holder of each share of Series C Preferred Shares shall have the right thereafter to convert such share into the kind and amount of shares of stock and other securities and property receivable upon such reorganization, reclassification or other change by holders of the number of shares of Common Stock into which such Series C Preferred Shares might have been converted, as the case may be, immediately prior to such reorganization, reclassification or change, all subject to further adjustment as provided herein.

(2)          Upon Reclassification, Merger or Sale of Assets. If, at any time or from time to time, there shall be a capital reorganization of the Common Stock (other than a subdivision, combination, reclassification, or exchange of shares provided for elsewhere in this Section 5(c) or a merger or consolidation of the Company with or into another corporation, or the sale of all or substantially all of the Company’s properties and assets to any other person, then, as a part of such reorganization, merger, or consolidation or sale, provision shall be made so that holders of Series C Preferred Shares, as the case may be, shall thereafter be entitled to receive upon conversion of the Series C Preferred Shares, the number of shares of stock or other securities or property of the Company, or of the successor corporation resulting from such merger, consolidation or sale, to which such holder would have been entitled if such holder had converted its Series C Preferred Shares immediately prior to such capital reorganization, merger, consolidation or sale. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 5(c) with respect to the rights of the holders of the Series C Preferred Shares after the reorganization, merger, consolidation or sale to the end that the provisions of this Section 5(c), including adjustment of the Conversion Price then in effect for the Series C Preferred Shares and the number of shares issuable upon conversion of the Series C Preferred Shares shall be applicable after that event in as nearly equivalent a manner as may be practicable.

(3)          Upon Stock Dividend, Subdivision, Split or Combination. If the Company shall, at any time or from time to time, pay a stock dividend or otherwise makes a distribution or distributions on its shares of Common Stock or any other equity or equity equivalent securities payable in shares of Common Stock, or effect a subdivision or split of the outstanding Common Shares, the Conversion Price in effect immediately before such stock dividend or distribution, subdivision or split shall be proportionately decreased and, conversely, if the Company shall, at any time or from time to time, effect a combination (including by means of a reverse stock split) of the outstanding shares of Common Stock, the Conversion Price in effect immediately before such combination shall be proportionately increased. Any adjustment under this Section 5(c)(3) shall become effective at the close of business on the effective date of the applicable stock dividend or distribution, subdivision, split or combination.

(4)         Upon a Registered Offering.  In the event that the Company shall, at any time or from time to time, issue or sell shares of Common Stock (other than Excluded Shares) in an offering registered under the Securities Act of 1933, as amended, in which the Common Stock is sold (or deemed to be sold pursuant to this Section 5(c)(4)) for consideration per share of Common Stock less than the Conversion Price then in effect, then the Conversion Price shall be reduced (but not increased) to an amount equal to the greater of (i) such consideration per share and (ii) $0.50. Notwithstanding anything to the contrary contained herein, the Conversion Price may not be reduced pursuant to this Section 5(c)(4) below $0.50.

 For the purpose of making any adjustment required under this Section 5(c)(4), the aggregate consideration received by the Company for any issue or sale of securities (the “Aggregate Consideration”) shall be computed as: (A) to the extent it consists of cash, the gross amount of cash received by the Company before deduction of any underwriting or similar commissions, compensation or concessions paid or allowed by the Company in connection with such issue or sale and without deduction of any expenses payable by the Company, (B) to the extent it consists of property other than cash, the fair value of that property as determined in good faith by the Board of Directors; provided, however, that to the extent the Board of Directors determines the fair value of property other than cash is equal to or exceeds $1,000,000, then the Company shall have such property appraised by a qualified independent appraiser, whose valuation shall conclusively determine the value, and (C) if shares of Common Stock, Convertible Securities or rights or options to purchase either shares of Common Stock or Convertible Securities are issued or sold together with other stock or securities or other assets of the Company for a consideration which covers both, the portion of the consideration so received that may be reasonably determined in good faith by the Board of Directors to be allocable to such shares of Common Stock, Convertible Securities or rights or options.

 For the purpose of the adjustment required under this Section 5(c)(4), if the Company issues or sells (x) preferred shares or other stock, options, warrants, purchase rights or other securities convertible into, shares of Common Stock other than Excluded Shares (such convertible stock or securities being herein referred to as “Convertible Securities”) or (y) rights or options for the purchase of shares of Common Stock or Convertible Securities (other than Excluded Shares) and if the Effective Price of such shares of Common Stock is less than the Conversion Price, the Company shall be deemed to have issued at the time of the issuance of such rights or options or Convertible Securities the maximum number of shares of Common Stock issuable upon exercise or conversion thereof and to have received as consideration for the issuance of such shares an amount equal to the total amount of the consideration, if any, received by the Company for the issuance of such rights or options or Convertible Securities plus: (A) in the case of such rights or options, the minimum amounts of consideration, if any, payable to the Company upon the exercise of such rights or options; and (B) in the case of Convertible Securities, the minimum amounts of consideration, if any, payable to the Company upon the conversion thereof (other than by cancellation of liabilities or obligations evidenced by such Convertible Securities); provided that if the minimum amounts of such consideration cannot be ascertained, but are a function of anti-dilution or similar protective clauses, the Company shall be deemed to have received the minimum amounts of consideration without reference to such clauses.  If the minimum amount of consideration payable to the Company upon the exercise or conversion of rights, options or Convertible Securities is reduced over time or on the occurrence or non-occurrence of specified events, including by reason of anti-dilution adjustments, the Effective Price shall be recalculated using the figure to which such minimum amount of consideration is reduced, and such Convertible Security and the Common Stock deemed issuable upon exercise, conversion or exchange thereof shall be deemed to have been issued as of the date of such decrease. An adjustment made pursuant to this Section 5(c)(4) shall be made on the next Business Day following the date on which any such issuance or sale, or deemed issuance or sale, is made and shall be effective retroactively to the close of business on the date of such issuance or sale.

(5)          Other Events. If any event occurs of the type contemplated by the foregoing provisions of this Section 5(c) but not expressly provided for by such provisions, then the Board of Directors will make an appropriate adjustment to the Conversion Price so as to maintain the conversion rights of the holders of the Series C Preferred Shares; provided, however, that no such adjustment will increase the Conversion Price as otherwise determined pursuant to this Section 5.

(6)         Notice of Adjustment to Exercise Price. Whenever the Conversion Price is adjusted pursuant to any provision of this Section 5(c), the Company shall promptly deliver to the record holders of Series C Preferred Shares a notice setting forth the Conversion Price after such adjustment and setting forth a brief statement of the facts requiring such adjustment.

(d)             Exercise of Optional Conversion Right.

(1)         In order for a holder of Series C Preferred Shares to exercise the Optional Conversion Right during the Series C Conversion Period, such holder must (A) submit a copy of a fully executed notice of conversion, substantially in the form attached hereto as Annex A and (B) surrender the certificate or certificates evidencing such holder’s Series C Preferred Shares (to the extent they were issued in certificated form) to be converted and duly endorsed in a form satisfactory to the Company, at the office of the Company or, if held electronically, cause the transfer of such shares to the Company through the facilities of DTC.

(2)          Series C Preferred Shares shall be deemed to have been converted immediately prior to the close of business on the day (the “Optional Conversion Date”) of surrender of such Series C Preferred Shares for conversion in accordance with the foregoing provisions. Upon the conversion of the Series C Preferred Shares, the Series C Preferred Shares so converted shall not be transferred on the books of the Company or be deemed to be outstanding for any purpose whatsoever and shall constitute only the right to receive such number of shares of Common Stock as may be issuable upon such conversion. As promptly as practicable on or after the Optional Conversion Date, the Company shall issue and shall deliver a certificate or certificates for the number of full shares of Common Stock issuable upon conversion or such shares shall be issued in book-entry form and deposited at an account in the name of the holder of record maintained at the Company’s transfer agent.

(3)         In the case of any certificate evidencing Series C Preferred Shares which is converted in part only, upon such conversion the Company shall execute and deliver a new certificate representing an aggregate number of Series C Preferred Shares equal to the unconverted portion of such certificate.

(4)        Notwithstanding anything to the contrary contained herein, no fractional shares of Common Stock shall be issued upon conversion of Series C Preferred Shares pursuant to either the Optional Conversion Right or a Mandatory Conversion, and the number of shares of Common Stock issuable upon conversion will be rounded down to avoid issuance of fractional shares.

(5)         Notwithstanding anything to the contrary contained herein, if any Common Stock underlying the Series C Preferred Shares is issued prior to one year after the Original Issuance Date for such Series C Preferred Shares and there is no effective registration statement covering the issuance of such Common Stock, such shares of Common Stock shall be issued in certificated form with an appropriate legend to the effect that it can only be sold in a transaction registered under the Securities Act of 1933, as amended, or in a transaction exempt from such registration.

(e)           Cancelation of Converted Series C Preferred Shares. All Series C Preferred Shares delivered for conversion shall be delivered to the Company to be canceled.

(f)           Legal Method of Conversion. Any conversion of Series C Preferred Shares to shares of Common Stock may be effected by way of variation of rights, share repurchase and issue, share consolidation, share subdivision and/or any other manner permitted by applicable law.

(g)           Reservation of Stock Issuable Upon Conversion. The Company shall at all times after the Original Issue Date, reserve and keep available out of its authorized but unissued shares of Common Stock solely for the purpose of effecting the conversion of the Series C Preferred Shares, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all then outstanding Series C Preferred Shares; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding Series C Preferred Shares, the Company will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose, including engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to the Articles of Incorporation of the Company.

Section 6. Optional Redemption.

(a)           The Company shall have the right at any time, and from time to time, on or after the date that is the date immediately following the 15-month anniversary of the Original Issuance Date, to redeem, at its option, in whole or in part, the Series C Preferred Shares, provided that on the date of any Series C Redemption Notice, except with respect to any redemption pursuant to this Section 6 for cash, less than 25% of the authorized number of Series C Preferred Shares are outstanding. Any such optional redemption shall be effected only out of funds legally available for such purpose. The Company may undertake multiple partial redemptions. Subject to the first sentence of this paragraph, any such redemption shall occur on a date set by the Company (the “Series C Redemption Date”).

(b)           The Company shall effect any such redemption by paying, on such Series C Redemption Date, cash or, at the Company’s election, shares of Common Stock valued at the volume-weighted average price of the Common Stock for the 10 trading days prior to the Series C Redemption Date, for each Series C Preferred Share to be redeemed in an amount equal to the Series C Liquidation Preference, plus the amount of any accrued and unpaid dividends thereon to and including the Series C Redemption Date (the “Series C Redemption Price”). The Series C Redemption Price shall be paid by the Paying Agent to the holders of Series C Preferred Shares.

(c)         The Company shall give notice of any redemption not less than 30 days and not more than 60 days before the scheduled Series C Redemption Date, to the holders of Series C Preferred Shares to be redeemed, as such holders’ names appear on the Company’s share transfer books maintained by its registrar and transfer agent, at the address of such holders shown therein, as of 5:00 p.m. New York City time on the 5th Business Day preceding the day on which notice is given or such other record date fixed by the Board of Directors that is not more than 60 days prior to such date on which notice is given. Such notice (the “Series C Redemption Notice”) shall state: (1) the Series C Redemption Date, (2) the number of Series C Preferred Shares to be redeemed and, if less than all outstanding Series C Preferred Shares are to be redeemed, the number (and the identification) of shares to be redeemed from such holder of Series C Preferred Shares, (3) the Series C Redemption Price, (4) the place where the Series C Preferred Shares are to be redeemed and shall be presented and surrendered for payment of the Series C Redemption Price therefor and (5) that dividends on the Series C Preferred Shares to be redeemed shall cease to accrue from and after such Series C Redemption Date. Any holder may elect to convert any or all Series C Preferred Shares pursuant to Section 5 after receipt of the Redemption Notice, but prior to the Redemption Date.

(d)             If the Company elects to redeem less than all of the outstanding Series C Preferred Shares, the number of shares to be redeemed shall be determined by the Company, and such Series C Preferred Shares shall be selected for redemption as follows: (i) in accordance with applicable rules and procedures of DTC and any relevant securities exchange; or (ii) if there are no such requirements of DTC or any relevant securities exchange, on a pro rata basis, in each case, with adjustments to avoid redemption of fractional shares. The Series C Redemption Price will be paid by the Paying Agent to the holders of Series C Preferred Shares on the Series C Redemption Date. The aggregate Series C Redemption Price for any such partial redemption of the outstanding Series C Preferred Shares shall be allocated correspondingly among the redeemed Series C Preferred Shares. The Series C Preferred Shares not redeemed shall remain outstanding and entitled to all the rights and preferences provided in this Certificate of Designation (including the Company’s right, if it elects so, to redeem all or part of the Series C Preferred Shares outstanding at any relevant time in accordance with this Section 6 (including this paragraph (d)).

(e)             If the Company gives or causes to be given a Series C Redemption Notice, then the Company shall deposit with the Paying Agent funds sufficient to redeem the Series C Preferred Shares as to which such Series C Redemption Notice shall have been given no later than 10:00 a.m., New York City time, on the Series C Redemption Date, and shall give the Paying Agent irrevocable instructions and authority to pay the Series C Redemption Price to the holders of Series C Preferred Shares thereof upon surrender or deemed surrender of such Series C Preferred Shares. If the Series C Redemption Notice shall have been given, then from and after the Series C Redemption Date, unless the Company defaults in providing funds sufficient for such redemption at the time and place specified for payment pursuant to the Series C Redemption Notice, all Series C Dividends on such shares shall cease to accrue, and all rights of holders of such Series C Preferred Shares as holders of Series C Preferred Shares with respect to such Series C Preferred Shares shall cease, except the right to receive the Series C Redemption Price, and such Series C Preferred Shares shall not thereafter be transferred on the books of the transfer agent or be deemed to be outstanding for any purpose whatsoever. The Company shall be entitled to receive from the Paying Agent the interest income, if any, earned on such funds deposited with the Paying Agent (to the extent that such interest income is not required to pay the Series C Redemption Price of the shares to be redeemed), and the holders of any Series C Preferred Shares so redeemed shall have no claim to any such interest income. Any funds deposited with the Paying Agent hereunder by the Company for any reason, including, but not limited to, redemption of Series C Preferred Shares, that remain unclaimed or unpaid after two years after the applicable Series C Redemption Date or other payment date, shall be, to the extent permitted by law, repaid to the Company upon its written request, after which repayment, the holders of Series C Preferred Shares entitled to such redemption or other payment shall have recourse only to the Company.

(f)             Any Series C Preferred Shares that are redeemed or otherwise acquired by the Company shall be canceled and shall constitute preferred shares subject to designation by the Board of Directors as set forth in the Articles of Incorporation. If only a portion of the Series C Preferred Shares shall have been called for redemption, upon surrender of any certificate representing Series C Preferred Shares to the Paying Agent, the Paying Agent shall issue to the holders of Series C Preferred Shares a new certificate (or adjust the applicable book-entry account) representing the number of Series C Preferred Shares represented by the surrendered certificate that have not been called for redemption. Notwithstanding any Series C Redemption Notice, there shall be no redemption of any Series C Preferred Shares called for redemption until funds sufficient to pay the full Series C Redemption Price of such shares shall have been deposited by the Company with the Paying Agent.

(g)          Notwithstanding anything to the contrary in this Certificate of Designation, in the event that full accrued dividends on the Series C Preferred Shares and any Parity Securities shall not have been paid or declared and set apart for payment to the most recent Dividend Payment Date, the Company may not repurchase, redeem or otherwise acquire, (1) any Series C Preferred Shares or Parity Securities, except pursuant to a purchase or exchange offer made on the same terms to all holders of Series C Preferred Shares and Parity Securities, an exchange for or conversion or reclassification into other Parity Securities or Junior Securities or with proceeds of a substantially contemporaneous sale of Parity Securities or Junior Securities, or (2) any Common Stock and any other Junior Securities, except pursuant to an exchange for or, conversion or reclassification into other Junior Securities or with proceeds of a substantially contemporaneous sale of Junior Securities.

Section 7. Rank.

The Series C Preferred Shares shall be deemed to rank:

(a)             Senior to (i) the Common Stock and (ii) each other class or series of capital stock established after the Original Issuance Date, the terms of which class or series do not expressly provide that it is made senior to or on parity with the Series C Preferred Shares as to the payment of dividends and amounts payable upon any Liquidation Event (collectively referred to with the Common Stock as “Junior Securities”);

(b)            On a parity with the Series B Preferred Stock and any class or series of capital stock established after the Original Issuance Date with terms expressly providing that such class or series ranks on a parity with the Series C Preferred Shares as to dividends and distributions upon any Liquidation Event (collectively referred to as “Parity Securities”); and

(c)           Junior to each other class or series of capital stock made senior to the Series C Preferred Shares as to the payment of dividends and amounts payable upon any Liquidation Event (collectively referred to as “Senior Securities”).

The Company may issue Junior Securities and Parity Securities and, subject to any approvals required by the holders of Series C Preferred Shares pursuant to Section 4, any Senior Securities from time to time in one or more classes or series without the consent of the holders of Series C Preferred Shares. The Board of Directors has the authority to determine the preferences, powers, qualifications, limitations, restrictions and special or relative rights or privileges, if any, of any such class or series before the issuance of any shares of such class or series.

Section 8. Certain Definitions. The following terms shall have the following respective meanings herein:

“Business Day” means any day that is not a Saturday or Sunday or a day on which banks are required or permitted to be closed in the State of New York.

“Common Stock” means the common stock of the Company, par value $0.01 per share.

“DTC” means The Depository Trust Company or any successor thereto.

“Effective Price” of shares of Common Stock shall mean the quotient determined by dividing the total number of shares of Common Stock issued or sold, or deemed to have been issued or sold by the Company under Section 5(c)(4) hereof, into the Aggregate Consideration received, or deemed to have been received by the Company for such issue under Section 5(c)(4) hereof, for such shares of Common Stock. In the event that the number of shares of Common Stock or the Effective Price cannot be ascertained at the time of issuance, such shares of Common Stock shall be deemed issued immediately upon the occurrence of the first event that makes such number of shares or the Effective Price, as applicable, ascertainable.

“Excluded Shares” means any shares of Common Stock: (A) issued to directors, officers, employees and consultants under any stock incentive plan or similar plan or arrangement approved by the Board of Directors; (B) issued or issuable pursuant to a conversion of the Series C Preferred Shares in accordance herewith; (C) issued pursuant to a stock split, stock dividend, reorganization or recapitalization applicable to all of the shares of Common Stock of the Corporation; (D) offered pursuant to a resale registration statement on behalf of a selling shareholder of the Company or (E) issued pursuant to a transaction that holders of a majority of the Series C Preferred Shares agree shall be deemed to be an issuance of Excluded Shares.

“Liquidation Event” means the occurrence of a liquidation, dissolution, winding up of the affairs of the Company, whether voluntary or involuntary. The term “Liquidation Event” is deemed to include the sale, lease or conveyance of all or substantially all of the Company’s assets, on a consolidated basis, other than in the usual or regular course of its business, a merger or consolidation of the Company, or a change in control of the Company.

“Liquidation Preference” means, in connection with any distribution in connection with a Liquidation Event pursuant to Section 2(a) of this Certificate of Designation and with respect to any holder of any class or series of capital stock of the Company, the amount otherwise payable to such holder in such distribution with respect to such class or series of capital stock (assuming no limitation on the assets of the Company available for such distribution). For avoidance of doubt, for the foregoing purposes the Series C Liquidation Preference is the Liquidation Preference with respect to the Series C Preferred Shares.

“Original Issuance Date” means the date on which any Series C Preferred Shares are first issued, on or about October 17, 2022.

“Paying Agent” shall mean the payment agent appointed by the Company, acting in the capacity of paying agent for the Series C Preferred Shares.

“Series B Preferred Stock” means the Series B Convertible Cumulative Perpetual Preferred Stock, par value $0.01 per share and $25.00 liquidation preference per share, established by the Company pursuant to the Amended and Restated Certificate of Designations, Preferences and Rights filed with the Registrar of Corporation of the Republic of the Marshall Islands on January 12, 2022.

“Series C Dividend Rate” means a rate equal to 5.00% per annum of the Series C Liquidation Preference per Series C Preferred Share.

Section 9. Limited Right to Amend. The Board of Directors or a duly authorized committee thereof may amend and restate this Certificate of Designation from time to time to increase the number of Series C Preferred Shares available for issuance without the approval of the holders of the Series C Preferred Shares.

[Remainder of page intentionally left blank. Signature page to follow.]

I further declare under penalty of perjury that the matters set forth in this Certificate of Designation are true and correct of my own knowledge.

Executed in Athens, Greece, on October 17, 2022

/s/ Andreas Michalopoulos

Andreas Michalopoulos Chief Executive Officer

ANNEX A

FORM OF

NOTICE TO EXERCISE CONVERSION RIGHT

Reference is made to the Certificate of Designation, Preferences and Rights of Series C Convertible Cumulative Redeemable Perpetual Preferred Stock (the “Series C Preferred Shares”) of Performance Shipping Inc. (the “Certificate of Designation”). In accordance with and pursuant to the Certificate of Designation, the undersigned hereby elects to convert the number of Series C Preferred Shares indicated below into shares of the Company’s Common Stock (the “Common Stock”), by tendering the stock certificate(s), if applicable, representing such Series C Preferred Shares specified below as of the date specified below.

Date:

Date of Conversion (not less than three Business Days after the date of this notice):

Number of Series C Preferred Shares to be Converted:

Conversion Price:

Number of Shares of Common Stock to be Issued:

Please issue the share of Common Stock in accordance with the terms of the Certificate of Designation as follows:

☐ Deposit/Withdrawal At Custodian (“DWAC”) system; or

☐ Physical Certificate

Issue to:

Address (for physical certificate):

E-mail:

DTC Participant Number and Name (if through DWAC):

Account Number (if through DWAC):

Name

Address

Please print name and address, including postal code number	(Signature)

Exhibit 99.3
STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT (this “Agreement”) is dated as of October 17, 2022, and is made and entered into between Mango Shipping Corp. (“Mango”) and Performance Shipping Inc. (the “Company”), and with respect to the following facts:

The Company desires to issue and sell to Mango, and Mango desires to purchase from the Company, 1,314,792 newly-designated Series C Convertible Cumulative Redeemable Perpetual Preferred Stock, par value $0.01 per share (the “Series C Preferred Shares”), upon the terms and conditions set forth in this Agreement.

Accordingly, for and in consideration of the premises, the mutual promises, covenants and agreements hereafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Mango, intending to be legally bound, do hereby agree as follows:

ARTICLE I
SALE AND PURCHASE

Section 1.1      Sale and Purchase of Series C Preferred Shares.   On and subject to the terms and conditions of this Agreement, effective as of the Closing Date, Mango shall purchase from the Company, and the Company shall issue to Mango the Series C Preferred Shares in a private placement, for the consideration specified in Section 1.2 and upon the terms and conditions set forth in this Agreement.

Section 1.2      Purchase Price.  The purchase price for the Series C Preferred Shares (the “Purchase Price”) is (i) the surrender by Mango to the Company of the 657,396 shares of the Series B Convertible Cumulative Perpetual Preferred Stock of the Company, par value $0.01 per share (the “Series B Preferred Shares”), held by Mango and (ii) the agreement by Mango to apply $4,930,470 (an amount equal to the aggregate cash conversion price payable upon conversion of the Series B Preferred Shares into Series C Preferred Shares pursuant to their terms) as a prepayment by the Company of the unsecured credit facility agreement dated March 2, 2022 and made between the Company as borrower and Mango as lender, pursuant to which Mango agreed to make available to the Company a credit facility in an amount of up to $5,000,000 for the Company’s general working capital purposes (the “Credit Facility”).

Section 1.3     Closing Date; Deliveries.  The closing shall occur on the date hereof, or such other date as the parties hereto may agree to (the “Closing Date”).  The Company and Mango each hereby agree that, upon payment of the Purchase Price made to the Company, the Company shall promptly file the Certificate of Designation substantially in the form set forth as Exhibit A hereto and issue 1,314,792 Series C Preferred Shares to Mango, and concurrently with such issuance the Company shall be deemed to have prepaid $4,930,470 pursuant to Clause 5.02 of the Credit Facility.

ARTICLE II
REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE COMPANY

To induce Mango to enter into and perform its obligations under this Agreement, the Company hereby represents and warrants to Mango, and covenants with Mango, as follows:

Section 2.1    Authority and Capacity.  The Company has all requisite power, authority and capacity to enter into this Agreement. The execution, delivery and performance of this Agreement by the Company does not, and the consummation of the transaction contemplated hereby will not, result in a breach of or default under any agreement to which the Company is a party or by which the Company is bound.

Section 2.2    Binding Agreement.  This Agreement has been duly authorized and validly executed and delivered by the Company and constitutes the Company’s valid and binding agreement, enforceable against the Company in accordance with and subject to its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditors’ rights and by general principles of equity, including principles of commercial reasonableness, fair dealing and good faith.

Section 2.3      Valid Issuance.  Each of the Series C Preferred Shares to be issued and sold pursuant to this Agreement have been duly authorized in accordance with the amended and restated articles of incorporation of the Company and, when issued and delivered after full payment therefor has been received, will be validly issued, fully paid and non-assessable.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF MANGO

To induce the Company to enter into and perform their obligations under this Agreement, Mango represents and warrants to the Company as follows:

Section 3.1    Authority and Capacity.  Mango has all requisite power, authority and capacity to enter into this Agreement. The execution, delivery and performance of this Agreement by Mango does not, and the consummation of the transaction contemplated hereby will not, result in a breach of or default under any agreement to which Mango is a party or by which Mango is bound.

Section 3.2    Binding Agreement.  This Agreement has been duly authorized and validly executed and delivered by Mango and constitutes Mango’s valid and binding agreement, enforceable against Mango in accordance with and subject to its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditors’ rights and by general principles of equity, including principles of commercial reasonableness, fair dealing and good faith.

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Section 3.4      Investment Representations.  Mango is acquiring the Series C Preferred Shares for Mango’s own account and is not acquiring the Series C Preferred Shares with a view to or for sale in connection with any distribution thereof within the meaning of the Securities Act of 1933, as amended (the “Securities Act”).  Mango is (a) an “accredited investor” within the meaning of Rule 501 of Regulation D promulgated by the Securities and Exchange Commission pursuant to the Securities Act, (b) by reason of its business and financial experience it has such knowledge, sophistication and experience in making similar investments and in business and financial matters generally so as to be capable of evaluating the merits and risks of the prospective investment in the Series C Preferred Shares, (c) either obtained United States counsel or had a full and fair opportunity and the means to obtain United States counsel, (d) is able to bear the economic risk of such investment and is able to afford a complete loss of such investment and (e) it was provided access to all information regarding the Company and its business as Mango desired, and was offered the opportunity to ask questions of management of the Company and to receive any documents and information on the Company.  Mango has no present intention of selling or granting any participation in or otherwise distributing the Series C Preferred Shares. If Mango should in the future decide to dispose of any of the Series C Preferred Shares, Mango understands and agrees (a) that it may do so only in compliance with the Securities Act and applicable state or other securities laws, as then in effect, including a sale contemplated by any registration statement pursuant to which such securities are being offered, or pursuant to an exemption from the Securities Act, and (b) that stop-transfer instructions to that effect may be in effect with respect to the Series C Preferred Shares. Mango further understands and agrees that there is no public trading market for the Series C Preferred Shares, that none is expected to develop, and that the Series C Preferred Shares must be held indefinitely unless and until they are registered under the Securities Act or an exemption from registration is available.

Section 3.5    Restricted Securities.  Mango understands that the Series C Preferred Shares and the shares of common stock issuable upon conversion of such Series C Preferred Shares may be characterized as “restricted securities” under the Securities Act inasmuch as they are being acquired from the Company in a transaction not involving a public offering and that under such laws and applicable regulations such securities may be resold (i) without registration under the Securities Act only in certain limited circumstances or (ii) if such resale is registered under the Securities Act. Mango (i) acknowledges that Mango may be deemed an “affiliate” of the Company under the Securities Act, (ii) acknowledges understanding the additional restrictions under the Securities Act applicable to affiliates of the Company, and (iii) either (a) confirms having discussed such restrictions with United States securities counsel or (b) acknowledges that it both the means and a full and fair opportunity to obtain United States securities counsel and discuss such restrictions prior to entering into this Agreement.  Mango understands that any certificates or statements evidencing any Series C Preferred Shares or common shares issuable upon conversion of such Series C Preferred Shres may bear a legend relating to the Securities Act.

ARTICLE IV
MISCELLANEOUS

Section 4.1      Entire Agreement.  This Agreement constitutes the entire understanding and agreement of the parties relating to the subject matter hereof and supersedes any and all prior understandings, agreements, negotiations and discussions, both written and oral, between the parties hereto with respect to the subject matter hereof.

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Section 4.2      Governing Law.  This Agreement shall be construed, interpreted and enforced in accordance with, and shall be governed by, the laws of the State of New York without reference to, and regardless of, any applicable choice or conflicts of laws principles.

Section 4.3    Counterparts.  This Agreement may be executed in any number of counterparts and by the several parties hereto in separate counterparts, each of which shall be deemed to be an original, and all of which together shall constitute one and the same Agreement. This Agreement may be executed electronically or by PDF.

Section 4.4     Further Assurances.  Each of the parties hereto shall from time to time at the request of any other party hereto, and without further consideration, execute and deliver to such other party such further documents, agreements and certificates and take such other action as such other party may reasonably request in order to more effectively fulfill the purposes of this Agreement.

[Signature Page Follows]

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IN WITNESS WHEREOF, this Agreement has been signed by the parties hereto as of the date first above written.

MANGO SHIPPING CORP.

By:	/s/ Aliki Paliou
Name:	Aliki Paliou
Title:	Director, President and Secretary

PERFORMANCE SHIPPING INC.

By:	/s/ Andreas Michalopoulos
Name:	Andreas Michalopoulos
Title:	Director, Chief Executive Officer and Secretary

Exhibit A

Certificate of Designation

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Exhibit 99.4

October 21, 2022

TO THE SHAREHOLDERS OF PERFORMANCE SHIPPING INC.

Enclosed is a Notice of the Special Meeting of Shareholders (the “Special Meeting”) of Performance Shipping Inc. (the “Company”) which will be held at 373 Syngrou Avenue, 175 64 Palaio Faliro, Athens, Greece on November 7, 2022 at 15:00 local time in Athens, Greece.

At the Special Meeting, holders of shares of (i) the Company’s common stock par value $0.01 per share (the “Common Shares”) and (ii) the Company’s Series C Convertible Cumulative Redeemable Perpetual Preferred Stock par value $0.01 per share (the “Series C Preferred Shares”) will consider and vote upon the following proposal (the “Proposal”):

1.
To approve one or more amendments to the Company’s Amended and Restated Articles of Incorporation to effect one or more reverse stock splits of the issued and outstanding Common Shares at a ratio of not less than one-for-two and in the aggregate at a ratio of not more than one-for-250, with the exact ratio to be set at a whole number within this range to be determined by the Company’s board of directors (the “Board”), or any duly constituted committee thereof, at any time after approval of each amendment in its discretion, and to authorize the Board to implement any such reverse stock split by filing any such amendment to the Company’s Amended and Restated Articles of Incorporation with the Registrar of Corporations of the Republic of the Marshall Islands.

2.	To transact such other business as may properly come before the Special Meeting or any adjournment thereof.

Only holders of record of our Common Shares and holders of record of our Series C Preferred Shares at the close of business on October 17, 2022 (the “Shareholders”) will be entitled to vote at the Special Meeting. The Shareholders will vote as a single class at the Special Meeting.

Provided that a quorum is present, adoption of the Proposal requires the affirmative vote of Shareholders representing a majority of the total voting rights of the Company. One or more Shareholders representing at least one third of the total voting rights of the Company present in person or by proxy at the Special Meeting shall constitute a quorum for the purposes of the Special Meeting. If less than a quorum is present, Shareholders representing a majority of the voting rights present either in person or by proxy will have the power to adjourn the Special Meeting until a quorum is present.

Consenting to electronic delivery of future proxy materials. You can help us save significant printing and mailing expenses by consenting to access proxy materials, including the notice of the meeting, proxy statement and annual report electronically via e-mail or the internet. You can choose this option by following the instructions at www.proxyvote.com. If you choose to receive your proxy materials and annual report electronically, then prior to next year’s shareholders’ meeting you will receive notification when the proxy materials and annual report are available for online review over the internet, as well as instructions for voting electronically over the internet. Your choice for electronic distribution will remain in effect for subsequent meetings unless you revoke such choice prior to future meetings by revoking your request online.

You are cordially invited to attend the Special Meeting in person. If you attend the Special Meeting, you may revoke your proxy and vote your Common Shares or Series C Preferred Shares, as applicable, in person.

WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, IT IS IMPORTANT THAT YOUR COMMON SHARES AND SERIES C PREFERRED SHARES, AS APPLICABLE, BE REPRESENTED AND VOTED AT THE SPECIAL MEETING. ACCORDINGLY, IF YOU HAVE ELECTED TO RECEIVE YOUR PROXY MATERIALS BY MAIL, PLEASE COMPLETE, DATE, SIGN AND RETURN THE PROXY CARD TO BE MAILED TO YOU ON OR ABOUT OCTOBER 21, 2022, WHICH DOES NOT REQUIRE POSTAGE IF MAILED IN THE UNITED STATES. ANY SIGNED PROXY RETURNED AND NOT COMPLETED WILL BE VOTED IN FAVOR OF THE PROPOSAL PRESENTED IN THE PROXY STATEMENT. IF YOU RECEIVED YOUR PROXY MATERIALS OVER THE INTERNET, PLEASE VOTE BY INTERNET OR BY TELEPHONE IN ACCORDANCE WITH THE INSTRUCTIONS PROVIDED IN THE NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS THAT YOU WILL RECEIVE IN THE MAIL. THE VOTE OF EVERY SHAREHOLDER IS IMPORTANT AND YOUR COOPERATION WILL BE APPRECIATED.

Very truly yours,

Andreas Michalopoulos
Chief Executive Officer

373 Syngrou Avenue, 175 64 Palaio Faliro, Athens, Greece
Tel: + (30) (216) 6002-400, Fax: + (30) (216) 6002-599
e-mail: ir@pshipping.com – www.pshipping.com

PERFORMANCE SHIPPING INC.
NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
October 21, 2022

NOTICE IS HEREBY given that a special meeting (the “Special Meeting”) of the holders (the “Shareholders”) of shares of (i) the Company’s common stock par value $0.01 per share (the “Common Shares”) and (ii) the Company’s Series C Convertible Cumulative Redeemable Perpetual Preferred Stock par value $0.01 per share (the “Series C Preferred Shares”) of Performance Shipping Inc. (the “Company”) will be held on November 7, 2022 at 15:00 local time at 373 Syngrou Avenue, 175 64 Palaio Faliro, Athens, Greece for the following purposes, which are more completely set forth in the accompanying Proxy Statement:

1. To consider and vote upon a proposal to approve one or more amendments to the Company’s Amended and Restated Articles of Incorporation to effect one or more reverse stock splits of the issued and outstanding Common Shares at a ratio of not less than one-for-two and in the aggregate at a ratio of not more than one-for-250, with the exact ratio to be set at a whole number within this range to be determined by the Company’s board of directors (the “Board”), or any duly constituted committee thereof, at any time after approval of each amendment in its discretion, and to authorize the Board to implement any such reverse stock split by filing any such amendment to the Company’s Amended and Restated Articles of Incorporation with the Registrar of Corporations of the Republic of the Marshall Islands.

2. To transact such other business as may properly come before the Special Meeting or any adjournment thereof.

The board of directors has fixed the close of business on October 17, 2022 as the record date for the determination of the shareholders entitled to receive notice and to vote at the Special Meeting or any adjournment thereof.

Only holders of record of our Common Shares and holders of record of our Series C Preferred Shares at the close of business on October 17, 2022 will be entitled to vote at the Special Meeting. The holders of the Common Shares and the Series C Preferred Shares will vote as a single class at the Special Meeting.

IT IS IMPORTANT TO VOTE. WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ENCLOSED ENVELOPE, WHICH DOES NOT REQUIRE POSTAGE IF MAILED IN THE UNITED STATES. THE VOTE OF EVERY SHAREHOLDER IS IMPORTANT AND YOUR COOPERATION IN RETURNING YOUR EXECUTED PROXY PROMPTLY WILL BE APPRECIATED. ANY SIGNED PROXY RETURNED AND NOT COMPLETED WILL BE VOTED IN FAVOR OF THE PROPOSAL PRESENTED IN THE PROXY STATEMENT.

All Shareholders must present a form of personal photo identification in order to be admitted to the Special Meeting. In addition, if your Common Shares or Series C Preferred Shares, as applicable, are held in the name of your broker, bank or other nominee and you wish to attend the Special Meeting, you must bring an account statement or letter from the broker, bank or other nominee indicating that you were the owner of the Common Shares or the Series C Preferred Shares, as applicable, on October 17, 2022.

If you attend the Special Meeting, you may revoke your proxy and vote in person.

BY ORDER OF THE BOARD OF DIRECTORS

Andreas Michalopoulos Chief Executive Officer

October 21, 2022
Athens, Greece

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PERFORMANCE SHIPPING INC.
373 SYNGROU AVENUE
175 64 PALAIO FALIRO
ATHENS GREECE

PROXY STATEMENT FOR
SPECIAL MEETING OF SHAREHOLDERS
TO BE HELD ON NOVEMBER 7, 2022

INFORMATION CONCERNING SOLICITATION AND VOTING

GENERAL

The enclosed proxy is solicited on behalf of the board of directors (the “Board”) of Performance Shipping Inc., a Marshall Islands corporation (the “Company”), for use at the Special Meeting of holders (the “Shareholders”) of (i) shares of common stock par value $0.01 per share (the “Common Shares”) and (ii) Series C Convertible Cumulative Redeemable Perpetual Preferred Stock par value $0.01 per share of the Company (the “Series C Preferred Shares”) of the Company to be held at 373 Syngrou Avenue, 175 64 Palaio Faliro, Athens, Greece on November 7, 2022 at 15:00 local time in Athens, or at any adjournment or postponement thereof (the “Special Meeting”), for the purposes set forth herein and in the accompanying Notice of Special Meeting of Shareholders. This Proxy Statement and the accompanying form of proxy are expected to be mailed to the Shareholders of the Company entitled to vote at the Special Meeting on or about October 21, 2022.

VOTING RIGHTS AND OUTSTANDING SHARES

The Board has fixed the close of business on October 17, 2022 as the record date (the “Record Date”) for the determination of the shareholders entitled to receive notice and to vote at the Special Meeting or any adjournment thereof. The Company has issued and outstanding 60,728,363 Common Shares and 1,314,792 Series C Preferred Shares. Each holder of record of Common Shares on the Record Date at the close of business is entitled to one (1) vote for each Common Share held. Each holder of record of Series C Preferred Shares on the Record Date is entitled to a number of votes equal to the number of Common Shares into which such holder’s Series C Preferred Shares would then be convertible (notwithstanding the requirement that the Series C Preferred Shares are convertible only after six months following their initial issuance), multiplied by 10, or approximately 502 votes for each Series C Preferred Share then held. The Shareholders shall vote on the Proposal as a single class. One or more Shareholders representing at least one-third of the total voting rights of the Company present in person or by proxy at the Special Meeting shall constitute a quorum for the purposes of the Special Meeting. The Common Shares and the Series C Preferred Shares represented by any proxy in the enclosed form will be voted in accordance with the instructions given on the proxy if the proxy is properly executed and is received by the Company prior to the close of voting at the Special Meeting or any adjournment or postponement thereof. Any proxies returned without instructions will be voted FOR the Proposal set forth on the Notice of Special Meeting of Shareholders.

In the event that a quorum is not present at the Special Meeting or, even if a quorum is so present, in the event that sufficient votes in favor of the positions recommended by the Board on the Proposal described in this Proxy Statement are not timely received, Shareholders representing a majority of the voting rights present either in person or by proxy will have the power to adjourn the Special Meeting. If the Special Meeting is adjourned for reasons other than a lack of quorum, no further notice of the adjourned Special Meeting will be required other than announcement at the Special Meeting in order to permit further solicitation of proxies.

The Common Shares are listed on the NASDAQ Capital Market under the symbol “PSHG.”

REVOCABILITY OF PROXIES

A Shareholder giving a proxy may revoke it at any time before it is exercised. If you do not hold your shares through an account with a brokerage firm, bank or other nominee, a proxy may be revoked by filing with the Secretary of the Company at the Company’s registered office, 373 Syngrou Avenue, 175 64 Palaio Faliro, Athens, Greece, a written notice of revocation by a duly executed proxy bearing a later date, or by attending the Special Meeting and voting in person. If you hold Common Shares or Series C Preferred Shares, as applicable, in street name, through a brokerage firm, bank or other nominee, please contact the brokerage firm, bank or other nominee to revoke your proxy.

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PROPOSAL

APPROVAL OF AN AMENDMENT TO THE COMPANY’S AMENDED AND RESTATED ARTICLES OF INCORPORATION TO EFFECT A REVERSE STOCK SPLIT

General

The Board believes that it is in the best interest of the Company and the shareholders and has approved, and is hereby soliciting shareholder approval of, of one or more amendments to the Company’s Amended and Restated Articles of Incorporation, substantially in the form attached hereto as Exhibit I, to effect one or more reverse stock splits of the Company’s issued Common Shares at a ratio of not less than one-for-two and in the aggregate at a ratio of not more than one-for-250 (the “Amendment”). A vote FOR the Proposal will constitute approval of the Amendment, providing for the combination, except as explained below with respect to fractional shares, of any number of the Company’s issued Common Shares between and including two and 250 into one Common Share and will grant the Board, or any duly constituted committee thereof, the authority to determine whether to implement the reverse stock split and, if so, to select which of the approved exchange ratios within that range will be implemented.  If the shareholders approve this Proposal, the Board or any duly constituted committee thereof, will have the authority, but not the obligation, in its sole discretion, and without further action on the part of the shareholders, to select a reverse stock split ratio within the approved range and effect the approved reverse stock split by filing the Amendment with the Registrar of Corporations of the Republic of the Marshall Islands at any time after the approval of this Proposal.  If implemented, the reverse stock split will become effective as of the beginning of the business day after the filing of the Amendment with the Registrar of Corporations of the Republic of the Marshall Islands. The Amendment will not change the number of authorized shares or par value of the Company’s Common Shares. After the reverse stock split, if implemented, the number of authorized Common Shares will remain at 500,000,000 Common Shares and the par value will remain at one United States cent ($0.01) per Common Share.

The Board believes that shareholder approval of an exchange ratio range (rather than an exact exchange ratio) provides the Board with maximum flexibility to achieve the purposes of the reverse stock split. If shareholders approve this Proposal, the reverse stock split will be effected, if at all, only upon a determination by the Board that the reverse stock split is in the Company’s and the shareholders’ best interests at that time. In connection with any determination to effect the reverse stock split, the Board, or any duly constituted committee thereof, will set the time for such a split and select a specific exchange ratio within the range approved by the shareholders. The determination will be made by the Board with the intention to create the greatest marketability of the Company’s Common Shares based upon prevailing market conditions at that time.

The Board reserves its right to elect not to proceed, and abandon, the reverse stock split contemplated in this Proposal if it determines, in its sole discretion, that implementing the reverse stock split is not in the best interests of the Company and its shareholders.

Purpose and Background of Reverse Stock Split

The purpose for seeking approval to effect the reverse stock split is to increase the per share trading value of the Company’s Common Shares. The Board may effect the reverse stock split only if it believes that a decrease in the number of Common Shares outstanding is likely to improve the trading price for the Company’s Common Shares, and only if the implementation of the reverse stock split is determined by the Board to be in the best interests of the Company and its shareholders.

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The Company received written notification from The Nasdaq Stock Market (“NASDAQ”) dated -July 13, 2022, indicating that the Company was not in compliance with a minimum bid price of greater than or equal to $1.00 per share (the “Minimum Bid Price Requirement”) for continued listing on NASDAQ. Pursuant to NASDAQ Listing Rules, the applicable grace period to regain compliance is 180 days, or until January 9, 2023. The Company has not yet regained compliance with this requirement.

The Company and the Board believe that maintaining the listing of the Common Shares on NASDAQ is in the best interest of the Company and its shareholders. NASDAQ has several listing criteria that a listed company must satisfy in order to maintain its listing. In addition to the Minimum Bid Price requirement, pursuant to its rules, NASDAQ may initiate delisting procedures under certain circumstances when a listed company’s shares trade at or below $0.10. The Company believes that effecting the reverse stock split will help it regain or maintain compliance with the Minimum Bid Price Requirement and other NASDAQ continued listing requirements.

There can be no assurance that the reverse stock split, if implemented, will achieve any of the desired results. There also can be no assurance that the price per share of the Company’s Common Shares immediately after the reverse stock split, if implemented, will increase proportionately with the reverse stock split, or that any increase will be sustained for any period of time.

Fractional Shares

No fractional shares will be created or issued in connection with the reverse stock split. Shareholders who otherwise would be entitled to receive fractional shares because they hold a number of pre-split shares not evenly divisible by the number of pre-split shares for which each post-split share is to be exchanged, will be entitled, upon surrender to the exchange agent of certificates representing such shares or, in the case of non-certificated shares, such proof of ownership as required by the exchange agent, to a cash payment in lieu thereof at a price equal to the fraction to which the stockholder would otherwise be entitled multiplied by the closing price of the Common Shares on the NASDAQ Capital Market on the last trading day prior to the effective date of the reverse stock split as adjusted for the reverse stock split as appropriate or, if such price is not available, a price determined by the Board. The ownership of a fractional interest will not give the holder thereof any voting, dividend or other rights except to receive payment thereof as described herein.

Procedure for Exchange of Stock Certificates

As soon as practicable after the effective date of the reverse stock split, shareholders holding Common Shares in physical certificate form will be sent a letter of transmittal from the exchange agent, on behalf of the Company, notifying them that the reverse stock split has been effected. The letter of transmittal will contain instructions on how shareholders should surrender to the Company’s exchange agent certificates representing pre-split shares in exchange for certificates representing post-split shares. The Company expects that its transfer agent will act as its exchange agent for purposes of implementing the exchange of share certificates. No new certificates will be issued to a shareholder until such shareholder has surrendered such shareholder’s outstanding certificate(s) together with the properly completed and executed letter of transmittal to the exchange agent. Any pre-split shares submitted for transfer, whether pursuant to a sale or other disposition, or otherwise, will automatically be exchanged for post-split shares. SHAREHOLDERS SHOULD NOT DESTROY ANY SHARE CERTIFICATE(S) AND SHOULD NOT SUBMIT ANY CERTIFICATE(S) UNTIL REQUESTED TO DO SO.

Shareholders holding shares in book-entry form with the transfer agent need not take any action to receive post-split shares or cash payment in lieu of any fractional share interest, if applicable. If a shareholder is entitled to post-split shares, a transaction statement will automatically be sent to the shareholder’s address of record indicating the number of Common Shares held following the reverse stock split.

Upon the reverse stock split, the Company intends to treat shares held by shareholders in “street name” through a bank, broker or other nominee in the same manner as registered shareholders whose shares are registered in their names. Banks, brokers or other nominees will be instructed to effect the reverse stock split for their beneficial holders holding shares in “street name.” However, these banks, brokers or other nominees may have different procedures than registered shareholders for processing the reverse stock split and making payment for fractional shares. If a shareholder holds shares with a bank, broker or other nominee and has any questions in this regard, shareholders are encouraged to contact their bank, broker or other nominee.

Required Vote. Adoption of the Proposal requires the affirmative vote of Shareholders representing a majority of the total voting rights of the Company.

Effect of abstentions. Abstentions will have the effect of voting AGAINST the Proposal.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE FOR THE APPROVAL OF AN AMENDMENT TO THE COMPANY’S AMENDED AND RESTATED ARTICLES OF INCORPORATION TO EFFECT A REVERSE STOCK SPLIT.  UNLESS REVOKED AS PROVIDED ABOVE, PROXIES RECEIVED BY MANAGEMENT WILL BE VOTED IN FAVOR OF SUCH APPROVAL UNLESS A CONTRARY VOTE IS SPECIFIED.

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OTHER MATTERS

No other matters are expected to be presented for action at the Special Meeting. Should any additional matter come before the Special Meeting, it is intended that proxies in the accompanying form will be voted in accordance with the judgment of the person or persons named in the proxy.

REPORTS TO SHAREHOLDERS

The Company’s latest annual report to shareholders (the “Annual Report”) and this Proxy Statement are available on the Company’s website at www.pshipping.com. Upon request, and without charge, the Company will furnish each person to whom this Proxy Statement is delivered with a copy of the Company’s Annual Report. To request a copy, please call Performance Shipping Inc. at +30-216-600-2400, or write to Performance Shipping Inc., 373 Syngrou Avenue, 175 64 Palaio Faliro, Athens, Greece.

By Order of the Board of Directors

Andreas Michalopoulos
Chief Executive Officer

October 21, 2022
Athens, Greece

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Exhibit I

If the Proposal is adopted at the Special Meeting, the Company’s Amended and Restated Articles of Incorporation may be amended to include the following language in order to give effect to any reverse split of the Company’s Common Shares.

“Effective with the commencement of business on [___________] [the first business day after filing or such other date as the Registrar of Corporations of the Republic of the Marshall Islands shall determine], the Corporation has effected a one-for-[whole number between two and 250 to be determined at the discretion of the Board of Directors] reverse stock split as to its issued common stock, pursuant to which the number of issued shares of common stock shall decrease from [________] to [________] as adjusted for the cancellation of fractional shares and which may be further adjusted for the cancellation of fractional shares.  The reverse stock split shall not change the par value of the common stock. The stated capital of the Corporation is hereby reduced from $[__________] to $[__________], as adjusted for the cancellation of the fractional shares and which may be further adjusted for the cancellation of fractional shares, and the amount of $[___________] as adjusted for the cancellation of fractional shares, and which may be further adjusted for the cancellation of fractional shares, is allocated to surplus.”

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Exhibit 99.5